Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
Graham Corporation Achieves 7% Net Margin Despite 34% Decline in
Revenue for First Quarter Fiscal 2011
•	First quarter sales were $13.4 million and orders were $8.1 million as Company believes it nears the end of its current business cycle

•	Backlog remains near record level, at $89 million, 50% to 60% expected to convert to sales in the next twelve months

•	International sales were 59% of total while U.S. sales were 41%

•	Diluted earnings per share were $0.09 for the quarter

•	Balance sheet remains strong with over $71 million in cash and investments and no bank debt

•	Full-year revenue guidance of $65 to $72 million confirmed
BATAVIA, NY, July 29, 2010 — Graham Corporation (NYSE Amex: GHM), a designer and manufacturer of critical equipment for the oil refinery, petrochemical and power industries, today reported its financial position and results of operations for its first quarter ended June 30, 2010. Graham’s current fiscal year ends March 31, 2011, and is referred to as “fiscal 2011.”
Net sales were $13.4 million in the first quarter of fiscal 2011, a decline of 34% when compared with net sales of $20.1 million in the prior year’s first quarter. Net income in the first quarter was $0.9 million, or $0.09 per diluted share, a decline of 75% compared with net income of $3.5 million, or $0.35 per diluted share, in the same period last year.
Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “We continued to execute profitably on revenue that was relatively low as expected for the bottom of the trough in our cycle. This validates that we effectively and efficiently structured appropriately for the severe decline in sales typical in our industry during an economic downturn. At the same time, we are continuing our investment in customer relationships that we believe will provide us with a competitive advantage as the markets begin to improve.”
Industry Cycle Impacts Sales; Shift to International Markets Continues
International sales, which represented 59% of total sales in the first quarter of fiscal 2011 compared with 49% in fiscal 2010’s first quarter, were $7.9 million, down from $9.9 million during the same quarter of fiscal 2010. Sales to Western Europe, Canada, South America and the Middle East increased, but were more than offset by lower sales to Asia due to the timing of projects. U.S. sales in the first quarter of fiscal 2011 declined $4.7 million, or 46%, to $5.5 million compared with $10.2 million in the prior year’s period. U.S. sales comprised 41% of total sales in the current quarter compared with 51% in last year’s first quarter. The decline in U.S. sales was the result of the significant slowdown in the U.S. refining industry as demand for petroleum products and gasoline were dampened by the weak economy and sustained high levels of unemployment.
Twenty-five percent of Graham’s sales in the first quarter of fiscal 2011 were to the refining industry compared with 46% of sales in the same period of the prior fiscal year. Approximately 40% of sales were to the chemical/petrochemical industry during the first quarter of fiscal 2011
- MORE -

Graham Corporation Achieves 7% Net Margin Despite 34% Decline in Revenue	Page 2
for First Quarter Fiscal 2011
July 29, 2010
compared with 23% in the prior year’s first quarter. Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which the Company believes are more apparent on a trailing 12-month basis. Nevertheless, Graham expects that international sales will continue to comprise a larger portion of future revenue in fiscal 2011 and beyond.
Gross profit was $3.9 million, or 29% of sales, in the first quarter of fiscal 2011 compared with $8.3 million, or 41% of sales, in the same period of the prior fiscal year. Lower gross profit margin in the fiscal 2011 first quarter reflects the more competitive operating environment, geographic mix of sales, and lower volume.
Selling, general and administrative (“SG&A”) expenses in the fiscal 2011 first quarter declined to $2.6 million compared with $3.2 million in the prior year’s period due to decreased variable costs, such as commissions related to the decline in sales, timing of expenses, as well as lower salaries and benefit costs as the full contribution of Graham’s fiscal 2009 and fiscal 2010 restructuring initiatives was realized. As a percentage of sales, SG&A was 19% in the first quarter of fiscal 2011 compared with 16% in the 2010 first quarter, reflecting the lower level of sales, but improved from 22% in the trailing fourth quarter of fiscal 2010 on comparable sales.
Operating profit in the first quarter of fiscal 2011 was $1.3 million, or 10% of sales. This compares with operating profit of $5.0 million, or 25% of sales, in the first quarter of fiscal 2010. The decrease reflects lower sales from more competitive and less profitable orders generated after the peak business cycle.
Interest income in the first quarter of fiscal 2011 declined slightly to $16 thousand compared with $18 thousand in the same period of the prior fiscal year primarily as a result of lower U.S. Treasury yields compared with a year ago.
Graham’s effective tax rate in the first quarter of fiscal 2011 was 32% and reflects the expected annual effective tax rate for fiscal 2011 of 30% to 33%. The effective tax rate for the first quarter of fiscal 2010 was 30%.
Strong Balance Sheet with Significant Cash Position
Cash, cash equivalents and investments at June 30, 2010 were $71.2 million compared with $74.6 million at March 31, 2010 and $45.3 million at June 30, 2009. The notably higher cash balance compared with last year was from cash generated from operations during the 12 months ended June 30, 2010, as well as a significant increase in negotiated customer deposits which occurred near the end of fiscal 2010. These deposits will be used to procure materials for the related projects from fiscal years 2011 through 2013. Approximately $64.6 million was invested in U.S. Treasury notes with maturity periods of 91 to 180 days at June 30, 2010. As of June 30, 2010, Graham had no borrowings, excluding letters of credit, against its $30.0 million revolving line of credit facility.
Net cash used in operating activities for the first quarter of fiscal 2011 was $2.8 million compared with $0.5 million used in the prior year’s first quarter. Graham used cash in its operations during the quarter primarily due to capital spending and timing associated with compensation, unbilled revenue and accounts payable.
Capital expenditures were $525 thousand in the fiscal 2011 first quarter compared with $80 thousand for the first quarter of fiscal 2010. Capital expenditures in fiscal 2011 are expected to be approximately $2.8 million to $3.3 million, above the historic level of capital spending of $1.5 to $2.0 million. Approximately $1.5 million in equipment will be purchased in order to complete the large U.S. Navy program order that Graham won in the third quarter of fiscal 2010. Approximately 80% of capital spending is expected to be for machinery and
- MORE -

Graham Corporation Achieves 7% Net Margin Despite 34% Decline in Revenue	Page 3
for First Quarter Fiscal 2011
July 29, 2010
equipment. Information technology and other anticipated expenditures will each account for approximately 10% of estimated capital spending.
Outlook
Orders during the first quarter of fiscal 2011 were $8.1 million compared with orders of $8.8 million in the prior year’s first quarter. Orders from international customers were $3.8 million, or 47% of total orders, while U.S. customers represented $4.3 million, or 53% of total orders. Last year’s first quarter had international orders of $4.9 million and U.S. orders of $3.9 million, or 55% and 45% of total orders, respectively. Graham believes the shift toward a higher percentage of orders from U.S. customers in the quarter is temporary and is not indicative of any longer-term trend.
Graham’s backlog was $89.1 million at June 30, 2010 compared with $37.0 million at June 30, 2009 and $94.3 million at March 31, 2010. At June 30, 2010, there were three orders in backlog with a value of approximately $5.2 million which remained on hold. A $1.6 million order was cancelled during the first quarter of fiscal 2011. Graham believes it is well-positioned to convert existing backlog to meet customer demand.
Approximately 38% of projects in Graham’s backlog as of the end of the first quarter are for refinery projects, 13% for chemical and petrochemical projects and 49% for power and other markets compared with 36%, 49% and 15%, respectively, at June 30, 2009. Included in Graham’s backlog are several large orders, including an order related to the U.S. Navy’s carrier program, that are not expected to begin to be delivered until fiscal 2012 and beyond. Consequently, Graham expects only about 50% to 60% of its current backlog to ship in the next twelve months, as opposed to the 85% to 90% of backlog that would normally ship in a twelve-month period.
Graham continues to believe that the first half of fiscal 2011 will represent the trough of the current business cycle with sales similar to the second half of fiscal 2010. Although the current order environment is highly competitive, Graham continues to expect revenue for fiscal 2011 will be in the range of $65 million to $72 million. Gross margin is expected to be in the range of 27% to 31% as geographic mix and competitive pressures offset expected increases in volume in the second half of the year. SG&A is projected to be in the range of $12.5 million to $13.0 million as increased volume affects commissions and travel requirements.
Mr. Lines concluded, “We continue to believe that our high quality backlog and prospects for increased worldwide demand for energy, both for conventional and alternative energy sources, bode well for Graham’s future. Although we are very encouraged by our excellent pipeline of projects, we remain somewhat circumspect as the many uncertainties in the global economy can cause delays in capital investments in the worldwide energy infrastructure that drives our business. We continue to remain close to our customers and pursue acquisition targets that will enhance our product or market position as the global economy strengthens.”
Webcast and Conference Call
Graham will host a conference call and live webcast today at 2:00 p.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey F. Glajch, Vice President — Finance & Administration and Chief Financial Officer, will review Graham’s financial condition and operating results for the first quarter of fiscal 2011, as well as Graham’s strategy and outlook. A question-and-answer session will follow.
Graham’s conference call can be accessed by dialing 1-201-689-8560 and requesting conference ID number 353734. The webcast can be monitored on Graham’s website at www.graham-mfg.com.
- MORE -

Graham Corporation Achieves 7% Net Margin Despite 34% Decline in Revenue	Page 4
for First Quarter Fiscal 2011
July 29, 2010
To listen to the archived call, dial 1-858-384-5517, and enter conference ID number 353734. A telephonic replay will be available from 5:00 p.m. Eastern Time on the day of release through August 5, 2010, at 11:59 p.m. Eastern Time. A transcript will also be posted, once available.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For over 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and electrical power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website,
www.graham-mfg.com, where additional comprehensive information on the Graham Corporation can be found.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to anticipated revenue, the timing of conversion of backlog to sales, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:
Jeffrey Glajch, Vice President — Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.
- MORE -

Graham Corporation Achieves 7% Net Margin Despite 34% Decline in Revenue	Page 5
for First Quarter Fiscal 2011
July 29, 2010
Graham Corporation First Quarter Fiscal 2011
Condensed Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,		%
	2010	2009	Change

Net sales	$13,351	$20,138	(33.7%)
Cost of products sold	9,501	11,860	(19.9%)

Gross profit	3,850	8,278	(53.5%)

Gross profit margin	28.8%	41.1%
Other expenses and income:
Selling, general and administrative	2,567	3,248	(21.0%)

Operating profit	1,283	5,030	(74.5%)

Operating profit margin	9.6%	25.0%
Interest income	(16)	(18)	(11.1%)
Interest expense	7	1	N/A

Income before income taxes	1,292	5,047	(74.4%)
Provision for income taxes	414	1,529	(72.9%)

Net income	878	3,518	(75.0%)

Per share data:
Basic:
Net income	$0.09	$0.36	(75.0%)

Diluted:
Net income	$0.09	$0.35	(74.3%)

Weighted average common shares outstanding:
Basic	9,922	9,885
Diluted	9,962	9,915

Dividends declared per share	$0.02	$0.02
- MORE -

Graham Corporation Achieves 7% Net Margin Despite 34% Decline in Revenue	Page 6
for First Quarter Fiscal 2011
July 29, 2010
Graham Corporation First Quarter Fiscal 2011
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(Unaudited)

	June 30,	March 31,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$6,597	$4,530
Investments	64,562	70,060
Trade accounts receivable, net of allowances ($9 and $17 at June 30 and March 31, 2010, respectively)	5,950	7,294
Unbilled revenue	5,978	3,039
Inventories	3,746	6,098
Income taxes receivable	313	—
Prepaid expenses and other current assets	1,561	651

Total current assets	88,707	91,672
Property, plant and equipment, net	10,030	9,769
Prepaid pension asset	7,529	7,335
Other assets	193	203

Total assets	$106,459	$108,979

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$61	$66
Accounts payable	5,126	6,623
Accrued compensation	2,178	4,010
Accrued expenses and other current liabilities	1,955	2,041
Customer deposits	21,840	22,022
Income taxes payable	—	68
Deferred income tax liability	139	138

Total current liabilities	31,299	34,968

Capital lease obligations	132	144
Accrued compensation	299	292
Deferred income tax liability	3,152	2,930
Accrued pension liability	243	246
Accrued postretirement benefits	895	880
Other long-term liabilities	483	445

Total liabilities	36,503	39,905

Stockholders’ equity:
Preferred stock, $1.00 par value Authorized, 500 shares
Common stock, $.10 par value Authorized, 25,500 shares
Issued, 10,188 and 10,155 shares at June 30 and March 31, 2010, respectively	1,019	1,016
Capital in excess of par value	15,602	15,459
Retained earnings	60,219	59,539
Accumulated other comprehensive loss	(4,330)	(4,386)
Treasury stock (305 shares at June 30 and March 31, 2010, respectively)	(2,554)	(2,554)

Total stockholders’ equity	69,956	69,074

Total liabilities and stockholders’ equity	$106,459	$108,979

- MORE -

Graham Corporation Achieves 7% Net Margin Despite 34% Decline in Revenue	Page 7
for First Quarter Fiscal 2011
July 29, 2010
Graham Corporation First Quarter Fiscal 2011
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2010	2009
Operating activities:
Net income	$878	$3,518
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	291	250
Amortization of unrecognized prior service cost and actuarial losses	70	170
Discount accretion on investments	(15)	(17)
Stock-based compensation expense	59	78
Gain on disposal or sale of property, plant and equipment	—	(3)
Deferred income taxes	23	51
(Increase) decrease in operating assets:
Accounts receivable	1,346	(9,123)
Unbilled revenue	(2,933)	5,368
Inventories	2,354	518
Income taxes receivable/payable	(381)	1,412
Prepaid expenses and other current and non-current assets	(726)	(238)
Prepaid pension asset	(194)	(61)
Increase (decrease) in operating liabilities:
Accounts payable	(1,526)	421
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,882)	(1,985)
Customer deposits	(183)	(890)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	19	13

Net cash used by operating activities	(2,800)	(518)

Investing activities:
Purchase of property, plant and equipment	(525)	(80)
Proceeds from disposal of property, plant and equipment	—	7
Purchase of investments	(50,837)	(36,558)
Redemption of investments at maturity	56,350	35,570

Net cash provided (used) by investing activities	4,988	(1,061)

Financing activities:
Proceeds from issuance of long-term debt	—	198
Principal repayments on long-term debt	(16)	(204)
Issuance of common stock	66	34
Dividends paid	(198)	(197)
Purchase of treasury stock	—	(229)
Excess tax deduction on stock awards	22	21
Other	—	2

Net cash used by financing activities	(126)	(375)

Effect of exchange rate changes on cash	5	1

Net increase (decrease) in cash and cash equivalents	2,067	(1,953)
Cash and cash equivalents at beginning of period	4,530	5,150

Cash and cash equivalents at end of period	$6,597	$3,197

- MORE -

Graham Corporation Achieves 7% Net Margin Despite 34% Decline in Revenue	Page 8
for First Quarter Fiscal 2011
July 29, 2010
Graham Corporation
Additional Information
ORDER & BACKLOG TREND
(Amounts in millions)

	Q110	Q210	Q310	Q410	FY2010	Q111
	6/30/09	9/30/09	12/31/09	3/31/10	3/31/10	6/30/10

Orders	$8.8	$29.6	$51.6	$18.3	$108.3	$8.1
Backlog	$37.0	$50.5	$89.8	$94.3	$94.3	$89.1
SALES BY INDUSTRY
(Amounts in millions)

	Q110%		Q210%		Q310%		Q410%		FY2010%		Q111%
	6/30/09	Total	9/30/09	Total	12/31/09	Total	3/31//10	Total	3/31/10	Total	6/30/10	Total

Refining	$9.2	46%	$7.1	44%	$4.4	36%	$4.7	34%	$25.5	41%	$3.3	25%

Chemical/ Petrochemical	$4.7	23%	$5.3	33%	$5.3	44%	$6.3	45%	$21.5	35%	$5.3	40%

Power	$0.1	N/A	$0.1	1%	$0.2	2%	$0.5	4%	$0.9	1%	$1.1	8%

Other	$6.1	31%	$3.6	22%	$2.3	18%	$2.3	17%	$14.3	23%	$3.7	27%

Total	$20.1		$16.1		$12.2		$13.8		$62.2		$13.4
SALES BY REGION
(Amounts in millions)

	Q110%		Q210%		Q310%		Q410%		FY2010%		Q111%
	6/30/09	Total	9/30/09	Total	12/31/09	Total	3/31/10	Total	3/31/10	Total	6/30/10	Total

United States	$10.2	51%	$8.1	50%	$5.1	42%	$4.5	33%	$27.9	45%	$5.5	41%

Middle East	$0.4	2%	$2.9	18%	$1.8	15%	$1.4	10%	$6.4	10%	$0.8	6%

Asia	$8.2	41%	$4.0	25%	$2.8	23%	$5.4	39%	$20.3	33%	$4.5	34%

Other	$1.3	6%	$1.1	7%	$2.5	20%	$2.5	18%	$7.6	12%	$2.6	19%

Total	$20.1		$16.1		$12.2		$13.8		$62.2		$13.4